Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 americanrailcar.com

FOR RELEASE:	February 18, 2016

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS
RECORD REVENUES, EARNINGS AND SHIPMENTS FOR 2015
2015 Highlights

•	Record Revenues of $889.3 million vs. prior year of $733.0 million - up 21%

•	Record Adjusted EBITDA of $278.9 million vs. prior year of $209.0 million - up 33%

•	Record earnings per share of $6.39 vs. prior year of $4.66 - up 37%

•	Record railcar shipments of 8,903 vs. prior year of 8,018 - up 11%

•	Gross Margin of 29.0% vs. prior year of 27.2%

•	2,633 railcars added to lease fleet in 2015
St. Charles, MO, February 18, 2016 – American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its fourth quarter and full year 2015 financial results.
“We achieved record breaking results for the fourth consecutive year with record earnings from operations and record earnings per share. 2015 also marked new annual records for shipments and consolidated revenues. With the railcar industry at historically high levels of backlog and deliveries in 2015 and trending toward more normalized levels going forward, we continue to focus on our diversified business model led by our core business - manufacturing - and complementing it by strategically growing our railcar leasing and railcar services business segments. With the recent completion of multiple expansion projects and additional opportunities being evaluated, we continue to strengthen our manufacturing flexibility and increase repair capacity to meet demand. Our lease fleet has more than doubled in the past two years, reaching 10,362 fully utilized railcars as of December 31, 2015 and we continue to benefit from this diversification of our business. All of these factors, combined with strong efficiencies driven by our hardworking and committed employees, drove us to achieve these record results,” said Jeff Hollister, President and CEO of ARI.
Fourth Quarter Revenue Summary
Total consolidated revenues were $260.9 million for the fourth quarter of 2015, an increase of 73% when compared to $150.5 million for the same period in 2014. This increase was due to increased revenues across all three segments, with the largest dollar increase in the manufacturing segment.
Manufacturing revenues were $210.5 million for the fourth quarter of 2015, an increase of 88% compared to the same period in 2014 due to a higher mix of direct sale shipments relative to railcars shipped for the Company's lease fleet. This increase was partially offset by lower average selling prices due to a higher mix of hopper railcars compared to tank railcars shipped and a decrease in revenue from lower material costs for key components and steel that are generally passed through to customers. During the fourth quarter of 2015, ARI shipped 1,885 direct sale railcars and 45 railcars built for the Company's lease fleet, compared to 893 direct sale railcars and 1,224 railcars built for the lease fleet during the same period in 2014. Railcars built for the lease fleet represented 2% of ARI’s railcar shipments during the fourth quarter of 2015 compared to 58% for the same period in 2014. The lower mix of railcars shipped for lease versus direct sale was primarily driven by increased demand for specialty hopper railcars and those customers' preference to buy rather than lease railcars. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues for the fourth quarter of 2015 exclude $5.4 million of estimated revenues related to railcars built for the Company's lease fleet, compared to $150.3 million for the same period in 2014. Estimated revenues related to railcars built for the Company's lease fleet decreased due to a higher quantity of direct sale shipments. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales, but rather as lease revenues in accordance with the terms of the contract over the life of the lease.

Railcar leasing revenues were $32.7 million for the fourth quarter of 2015, an increase of 47% compared to the $22.3 million for the same period in 2014. The primary reason for the increase in revenue was an increase in the number of railcars on lease, as lease rates for the fourth quarter of 2015 were relatively flat compared to the same period in 2014. ARI had 10,362 railcars in its lease fleet at the end of 2015, compared to approximately 7,730 railcars at the end of 2014.
Railcar services revenues for the fourth quarter of 2015 were $17.7 million, an increase of 7% over the $16.6 million for the same period in 2014. The primary reasons for the increase in revenue were an increase in demand and a favorable change in the mix of work at ARI's repair facilities.
Fourth Quarter Earnings Summary
Consolidated earnings from operations were $61.6 million for the fourth quarter of 2015, an increase of 45% over $42.4 million for the same period in 2014. The increase was primarily due to increased earnings across all three segments, with the largest dollar increase in the manufacturing segment.
Consolidated operating margins decreased to 23.6% for the fourth quarter of 2015, compared to 28.2% for the comparable period in 2014. This decrease was primarily due to a higher mix of direct sale hopper railcar shipments, which generally sell at lower prices than tank railcars due to less material and labor content.
Manufacturing earnings from operations were $42.4 million for the fourth quarter of 2015, compared to $28.0 million for the same period in 2014. This increase was due primarily to a higher mix of direct sale shipments relative to railcars shipped for the lease fleet, as discussed above. Estimated profit on railcars built for the Company's lease fleet was $3.2 million and $42.6 million for the fourth quarter of 2015 and 2014, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $22.9 million for the fourth quarter of 2015 compared to $14.8 million for the same period in 2014. This increase was due to the growth in the number of railcars in the Company's lease fleet, as average lease rates in 2015 were relatively flat compared to 2014.
Railcar services earnings from operations were $3.3 million for the fourth quarter of 2015 compared to $2.3 million for the same period in 2014. This increase was primarily due to the increase in revenues driven by increased demand and a favorable change in the mix of work.
Selling, general and administrative expenses were $10.1 million for the fourth quarter of 2015 compared to $5.6 million for the same period in 2014. This $4.5 million increase was primarily due to increased share-based compensation expense, legal and compliance costs, higher depreciation related to our new enterprise resource planning system and changes in other corporate expenses.
EBITDA, adjusted to exclude share-based compensation (Adjusted EBITDA), was $75.8 million for the fourth quarter of 2015, a new quarterly record, compared to $52.6 million for the comparable quarter of 2014. The increase was primarily driven by increased earnings from operations as discussed above. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Net earnings for the fourth quarter of 2015 were $36.2 million, or $1.82 per share, compared to $22.7 million, or $1.06 per share, in the same quarter of 2014. This increase was driven primarily by increased earnings from operations, partially offset by an increase in interest expense due to a higher average debt balance and a higher weighted average interest rate. As a result of the January 2015 refinancing of the Company's prior variable rate debt obligations with fixed rate debt, thereby minimizing the effect of any rise in interest rates, and increasing borrowings to support the growth of the Company's lease fleet, the Company's average debt balance and weighted average interest rate increased.
Full Year 2015 Results
Consolidated revenues for 2015 were a record $889.3 million compared to $733.0 million in 2014. This increase was primarily driven by a higher mix of direct sale shipments relative to railcars shipped for our lease fleet, partially offset by an overall decrease in average selling prices due to a change in product mix. Railcars built for the lease fleet represented 30% of ARI's railcar shipments in 2015 compared to 41% in 2014. The lower mix of railcars shipped for lease versus direct sale was primarily driven by increased demand for specialty hopper railcars, as mentioned above.
The Company shipped a record 8,903 railcars in 2015 compared to 8,018 railcars in 2014, generating manufacturing segment revenues of $1.0 billion for both 2015 and 2014. While there was a higher volume of shipments in 2015 compared to 2014, the shift in product mix to more hopper railcar shipments combined with a decrease in revenue from certain material cost changes that we generally pass through to customers, resulted in relatively flat manufacturing segment revenues.

Consolidated earnings from operations for 2015 were $226.7 million, a new annual record, up by 33% from $170.1 million in 2014. Consolidated earnings from operations for 2015 and 2014 excluded $87.7 million and $126.0 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. Consolidated operating margins were 25.5% in 2015 compared to 23.2% in 2014, reflecting the continued growth in the number of railcars in the Company's lease fleet and improved efficiencies and a favorable mix of work at ARI's repair facilities, partially offset by a higher mix of direct sale hopper railcar shipments, which generally sell at lower prices than tank railcars due to less material and labor content.
Selling, general and administrative costs increased by 4.9% in 2015 compared to 2014. This $1.4 million increase was primarily driven by higher depreciation related to our new enterprise resource planning system, increased legal and compliance costs, sales commissions and other corporate expenses, partially offset by lower share-based compensation expense. In addition, during 2014, we incurred bad debt expense of $1.0 million.
Adjusted EBITDA was $278.9 million in 2015, a new annual record, up by 33% from $209.0 million in 2014. The increase was primarily driven by increased earnings from operations, as discussed above and a $4.2 million increase in earnings from joint ventures.
Net earnings in 2015 were $133.5 million, or $6.39 per share, a new record and up by 37% compared to $99.5 million, or $4.66 per share in 2014.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations of $264.5 million in 2015. As of December 31, 2015, ARI had working capital of $273.3 million, including $298.1 million of cash and cash equivalents.
In January 2015, the Company raised $625.5 million to refinance its prior lease fleet financings and extend the maturity of its debt. The financing provided the Company with net cash of $211.6 million. As of December 31, 2015, ARI had $601.8 million of debt outstanding under the refinanced lease fleet financing facility.
In December 2015, the Company completed a financing of its railcar lease fleet with availability of up to $200.0 million under a revolving credit facility with an initial draw of $99.5 million, net of fees and expenses. In February 2016, the Company repaid the initial amount drawn under the revolving credit facility in full and currently has borrowing availability of $200.0 million under this facility.
The Company paid dividends totaling $33.2 million during 2015. At the board meeting in February, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of March 18, 2016 that will be paid on March 24, 2016.
Stock Repurchase Program
During the fourth quarter of 2015, the Company repurchased 166,970 shares of common stock at a cost of $6.1 million under its stock repurchase program for a total of 1,507,766 shares of common stock repurchased during 2015 at a cost of $57.4 million. Subsequent to December 31, 2015, the Company repurchased 145,932 shares, at a cost of $5.7 million, resulting in 19,698,599 shares outstanding as of February 17, 2016. Board authorization for approximately $186.9 million remains available for further share repurchases.
Backlog
ARI’s backlog as of December 31, 2015 was 7,081 railcars, with an estimated market value of $694.9 million. Of the total backlog, 1,452 railcars, or 21%, were subject to lease with an estimated market value of $144.7 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Friday, February 19, 2016 at 10:00 am (Eastern Time) to discuss the Company’s fourth quarter 2015 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: our projects to expand our manufacturing flexibility and repair capacity, industry, product and market trends, potential impact of regulatory developments, anticipated customer demand for the Company’s products and services and the Company's ability to adapt to evolving demand, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, operating margins or manufacturing efficiencies, anticipated benefits from expansion and diversification of our businesses, plans regarding the growth of the Company’s leasing business and the mix of railcars, customers and commodities in our lease fleet, anticipated future production rates, the sufficiency of the Company's short- and long-term liquidity, the Company's ability to service current debt obligations and future financing plans, the Company's Stock Repurchase Program, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: the Company's prospects in light of the cyclical nature of the railcar industry; the health of and prospects for the overall railcar industry; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the market price of the Company's stock; the nature of other investment opportunities presented to the Company, cash flows, basing financial or other information on judgments or estimates based on future performance or events; risks relating to the Company's compliance with, and the overall railcar industry's implementation of, United States and Canadian regulations related to the transportation of flammable liquids by rail released on May 1, 2015; fluctuations in commodity prices, including oil and gas; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the impact of an economic downturn, adverse market conditions and restricted credit markets; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P (IELP), and certain of his affiliates; the sufficiency of our liquidity and capital resources, including long-term capital needs to further support the growth of our lease fleet; the impact of repurchases pursuant to ARI's Stock Repurchase Program on ARI's current liquidity and the ownership percentage of our principal beneficial stockholder through IELP, Carl Icahn; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company's current joint ventures and anticipated capital needs of, and production at the Company's joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions, strategic opportunities or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our and our subsidiaries' indebtedness and compliance with covenants contained in the relevant financing arrangements; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$298,064	$88,109
Restricted cash	16,917	7,178
Accounts receivable, net	29,018	33,618
Accounts receivable, due from related parties	9,401	33,027
Income taxes receivable	3,058	33,879
Inventories, net	96,965	117,007
Deferred tax assets	—	7,688
Prepaid expenses and other current assets	4,058	5,353
Total current assets	457,481	325,859
Property, plant and equipment, net	176,311	160,787
Railcars on leases, net	848,717	663,315
Deferred debt issuance costs, net	5,656	2,148
Goodwill	7,169	7,169
Investment in and loans to joint ventures	27,397	29,168
Other assets	7,424	3,963
Total assets	$1,530,155	$1,192,409
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	36,080	68,789
Accounts payable, due to related parties	4,477	2,793
Accrued expenses and taxes	6,344	21,931
Accrued compensation	11,459	15,046
Short-term debt, including current portion of long-term debt	125,784	110,612
Total current liabilities	184,144	219,171
Long-term debt, net of current portion	575,837	298,342
Deferred tax liability	222,338	168,349
Pension and post-retirement liabilities	8,484	8,544
Other liabilities	3,055	2,587
Total liabilities	993,858	696,993
Stockholders' equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 19,844,531 and 21,352,297 shares issued and outstanding at December 31, 2015 and 2014, respectively	213	213
Additional paid-in capital	239,609	239,609
Treasury stock	(57,423)	—
Retained earnings	361,153	260,943
Accumulated other comprehensive loss	(7,255)	(5,349)
Total stockholders’ equity	536,297	495,416
Total liabilities and stockholders’ equity	$1,530,155	$1,192,409

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended December 31, 2015		Twelve Months Ended December 31, 2015
	2015	2014	2015	2014
Revenues:
Manufacturing (including revenues from affiliates of $52,114 and $269,563 for the three and twelve months ended December 31, 2015, respectively, and $50,823 and $245,891 for the same periods in 2014)	$210,451	$111,729	$700,061	$600,326
Railcar leasing	32,739	22,258	116,714	65,108
Railcar services (including revenues from affiliates of $6,692 and $24,880 for the three and twelve months ended December 31, 2015, respectively, and $5,730 and $19,304 for the same periods in 2014)	17,705	16,553	72,561	67,572
Total revenues	260,895	150,540	889,336	733,006
Cost of revenues:
Manufacturing	(165,756)	(81,540)	(539,136)	(455,547)
Railcar leasing	(9,753)	(7,541)	(36,161)	(23,733)
Railcar services	(13,641)	(13,532)	(56,492)	(54,386)
Total cost of revenues	(189,150)	(102,613)	(631,789)	(533,666)
Gross profit	71,745	47,927	257,547	199,340
Selling, general and administrative	(10,102)	(5,643)	(30,866)	(29,420)
Net gains on disposition of leased railcars	—	138	25	138
Earnings from operations	61,643	42,422	226,706	170,058
Interest income (including income from related parties of $490 and $2,105 for the three and twelve months ended December 31, 2015, respectively, and $586 and $2,429 for the same periods in 2014)	509	649	2,164	2,517
Interest expense	(5,724)	(2,258)	(21,801)	(7,622)
Loss on debt extinguishment	—	—	(2,126)	(1,896)
Other income	(25)	(115)	(11)	(20)
Earnings from joint ventures	472	1,833	5,812	1,570
Earnings before income taxes	56,875	42,531	210,744	164,607
Income tax expense	(20,724)	(19,808)	(77,291)	(65,074)
Net earnings	$36,151	$22,723	$133,453	$99,533
Net earnings per common share—basic and diluted	$1.82	$1.06	$6.39	$4.66
Weighted average common shares outstanding—basic and diluted	19,848	21,352	20,883	21,352

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended December 31, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$210,451	$5,434	$215,885	$45,528
Railcar leasing	32,739	—	32,739	19,976
Railcar services	17,705	1,098	18,803	3,694
Corporate	—	—	—	(6,835)
Eliminations	—	(6,532)	(6,532)	(720)
Total Consolidated	$260,895	$—	$260,895	$61,643

	Three Months Ended December 31, 2014
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$111,729	$150,255	$261,984	$70,615
Railcar leasing	22,258	—	22,258	13,028
Railcar services	16,553	48	16,601	2,337
Corporate	—	—	—	(2,637)
Eliminations	—	(150,303)	(150,303)	(40,921)
Total Consolidated	$150,540	$—	$150,540	$42,422

	Twelve Months Ended December 31, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$700,061	$319,399	$1,019,460	$240,891
Railcar leasing	116,714	—	116,714	70,319
Railcar services	72,561	1,936	74,497	13,898
Corporate	—	—	—	(18,779)
Eliminations	—	(321,335)	(321,335)	(79,623)
Total Consolidated	$889,336	$—	$889,336	$226,706

	Twelve Months Ended December 31, 2014
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$600,326	$419,295	$1,019,621	$262,937
Railcar leasing	65,108	—	65,108	36,090
Railcar services	67,572	270	67,842	10,366
Corporate	—	—	—	(120,996)
Eliminations	—	(419,565)	(419,565)	(18,339)
Total Consolidated	$733,006	$—	$733,006	$170,058

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	For the Years Ended December 31,
	2015	2014
Operating activities:
Net earnings	$133,453	$99,533
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	45,729	34,212
Amortization of deferred costs	393	549
Loss (gain) on disposal of property, plant, equipment and leased railcars	154	(71)
Earnings from joint ventures	(5,812)	(1,570)
Provision for deferred income taxes	61,644	72,369
Provision for allowance for doubtful accounts receivable	234	1,064
Item related to financing activities:
Loss on debt extinguishment	2,126	1,896
Changes in operating assets and liabilities:
Accounts receivable, net	4,231	(12,779)
Accounts receivable, due from affiliates	23,518	(16,703)
Income taxes receivable	30,899	(31,576)
Inventories, net	19,812	(26,935)
Prepaid expenses and other current assets	1,206	(4,244)
Accounts payable	(32,630)	16,034
Accounts payable, due to related parties	1,683	1,383
Accrued expenses and taxes	(19,105)	639
Other	(3,032)	2,998
Net cash provided by operating activities	264,503	136,799
Investing activities:
Purchases of property, plant and equipment	(36,614)	(20,070)
Capital expenditures—leased railcars	(211,646)	(307,680)
Proceeds from the sale of property, plant, equipment and leased railcars	122	800
Proceeds from repayments of loans and dividends by joint ventures and sale of investment in joint venture	7,500	3,750
Net cash used in investing activities	(240,638)	(323,200)
Financing activities:
Repayments of short-term and long-term debt	(432,645)	(204,486)
Proceeds from short-term and long-term debt	725,306	418,682
Change in interest reserve related to long-term debt	(9,739)	13
Stock repurchases	(57,423)	—
Payment of common stock dividends	(33,243)	(34,164)
Debt issuance costs	(5,857)	(2,566)
Net cash provided by financing activities	186,399	177,479
Effect of exchange rate changes on cash and cash equivalents	(309)	(221)
Increase (decrease) in cash and cash equivalents	209,955	(9,143)
Cash and cash equivalents at beginning of year	88,109	97,252
Cash and cash equivalents at end of year	$298,064	$88,109

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net earnings	$36,151	$22,723	$133,453	$99,533
Income tax expense	20,724	19,808	77,291	65,074
Interest expense	5,724	2,258	21,801	7,622
Loss on debt extinguishment	—	—	2,126	1,896
Interest income	(509)	(649)	(2,164)	(2,517)
Depreciation	12,544	9,789	45,729	34,212
EBITDA	$74,634	$53,929	$278,236	$205,820
Expense (Income) related to stock appreciation rights compensation	1,117	(1,320)	646	3,192
Adjusted EBITDA	$75,751	$52,609	$278,882	$209,012
EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation expense (income) related to stock appreciation rights (SARs). Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the expense (income) associated with share-based compensation allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.